EXHIBIT 99.1
ITEM 6. SELECTED CONSOLIDATED FINANCIAL DATA
     As further discussed in Note B, Summary of Significant Accounting Policies, and Note T, Adoption of FSP APB 14-1 to the consolidated financial statements, the consolidated financial statements for each period presented have been adjusted for the retrospective application of Financial Accounting Standards Board Staff Position No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement) (“FSP APB 14-1”).

	Years Ended December 31,
	2008	2007	2006	2005	2004
	(In thousands, except per share and ratio data)
Statement of Operations Data:

Revenue — research and development contracts	$48,422	$41,851	$25,755	$19,113	$3,831

Costs and expenses:
Research and development	243,257	246,293	209,515	228,717	219,549
General and administrative	60,865	55,874	53,101	42,066	35,728
Lease termination and restructuring charges (credits)	—	(3,673)	29,510	—	15,408

Total costs and expenses	304,122	298,494	292,126	270,783	270,685

Income (loss) from operations	(255,700)	(256,643)	(266,371)	(251,670)	(266,854)

Investment income	23,487	32,988	27,131	24,218	40,298
Interest expense	(62,912)	(60,716)	(39,606)	(17,199)	(19,683)
Charge for impaired investments	(6,284)	—	—	—	—
Gain on sale of long-term equity investments	32,518	—	14,759	1,302	255
Gain (loss) on extinguishment of debt	—	—	—	(1,204)	2,433

Income (loss) before taxes	(268,891)	(284,371)	(264,087)	(244,553)	(243,551)
Provision for income taxes	—	—	—	—	—

Net income (loss)	$(268,891)	$(284,371)	$(264,087)	$(244,553)	$(243,551)

Net income (loss) per share, basic and diluted	$(1.99)	$(2.12)	$(2.00)	$(1.87)	$(1.87)

Other Data:
Ratio of earnings to fixed charges	—	—	—	—	—

Coverage deficiency	$(268,891)	$(284,371)	$(264,087)	$(244,553)	$(243,551)

ITEM 6. SELECTED CONSOLIDATED FINANCIAL DATA, CONTINUED

	As of December 31,
	2008	2007	2006	2005	2004
	(In thousands)
Balance Sheet Data:
Cash, cash equivalents, short-term investments, marketable securities and restricted investments (1)	$372,939	$603,840	$763,084	$646,220	$952,686

Total assets (2)	686,832	961,566	1,161,922	1,001,963	1,248,358
Total debt and lease financing, less current portion (2)	664,074	637,513	612,811	351,034	419,286

Accumulated deficit	(2,192,325)	(1,923,434)	(1,639,063)	(1,374,322)	(1,130,422)
Total stockholders’ equity (deficit)	(136,304)	117,145	364,892	580,849	740,865

(1)	“Cash, cash equivalents, short-term investments, marketable securities and restricted investments” for 2008, 2007, 2006, 2005 and 2004 includes $69,360, $70,931, $61,165, $220,171 and $215,236 respectively, of restricted investments relating to certain leases.

(2)	“Total assets” for 2008, 2007, 2006, 2005 and 2004 includes $69,360, $70,931, $61,165, $220,171 and $215,236 respectively, of restricted investments relating to certain leases. “Total debt and lease financing, less current portion” for 2008, 2007, 2006, 2005 and 2004 does not include any operating lease obligations under various facility and equipment lease arrangements. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” for additional discussion.